Exhibit 1.01

Tower Semiconductor Ltd.
Conflict Minerals Report
For the Year Ended December 31, 2022

This conflict minerals report for the year ended December 31, 2022 is presented to comply with Section 13(p) of the Securities Exchange Act of 1934 and Rule 13p-1 (the "Rule") and Form SD thereunder. The Rule was adopted by the Securities and Exchange Commission (the "SEC") to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants for whom conflict minerals are necessary for the functionality or production of products manufactured by the registrant or contracted by the registrant to be manufactured (such minerals are referred to as “necessary conflict minerals”). "Conflict minerals" are defined as gold as well as columbite-tantalite (coltan), cassiterite, wolframite, or their derivatives, which are limited to tin, tantalum and tungsten (collectively referred to as “3TG Minerals”).

With respect to its necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry designed to determine whether any of its necessary conflict minerals originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country, collectively defined as the “Covered Countries”. If, based on such inquiry, the registrant knows or has reason to believe that any of its necessary conflict minerals originated or may have originated in a Covered Country and knows or has reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources, the registrant must conduct due diligence on the source and chain of custody of its necessary conflict minerals in order to determine whether such necessary conflict minerals directly or indirectly finance or benefit armed groups in the Covered Countries, and it must submit a conflict minerals report as an exhibit to its Form SD that includes a description of those due diligence measures. In accordance with the instructions and related guidance to Form SD, this conflict minerals report has not been audited by an independent private sector auditor.

The content of any website referred to in this conflict minerals report is included for general information only and is not incorporated by reference into this document.

Design and Description of Conflict Minerals Diligence Program

The due diligence efforts by Tower Semiconductor Ltd. (unless the context indicates otherwise, “Tower ,” “Company ,” “we,” “us” and “our” refers to Tower Semiconductor Ltd. and its consolidated subsidiaries for 2022) have been designed to conform with the framework provided by the Organization for Economic Co-operation and Development ("OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected And High-Risk Areas (Third Edition, April 2016) (the “OECD Guidance”).

Consistent with the OECD Guidance, our due diligence in respect of 2022 consisted of a five-step process described below:

(i)	Establish Strong Company Management Systems

Tower is dedicated to corporate social responsibility and has adopted several management systems to address the issue of conflict minerals used in the production of, and/or contained in, its products, including:

(i)
a Company code of ethics requiring all employees, officers and directors to comply with all of the laws, rules and regulations of the U.S., Israel and other countries, as applicable (available at: https://towersemi.com/about/corporate-social-responsibility-esg/social/;

(ii)
partnership since 2014 in the Responsible Business Alliance (RBA), which provides assessment tools including a self-assessment questionnaire designed to help members identify social, environmental and ethical risks in their supply chains and take action to put in place systems to further improve their social contribution,

(iii)
a code of ethics for suppliers requiring suppliers to conduct their business in an ethical manner and act with integrity, including by ensuring that products supplied to Tower do not contain metals derived from minerals or their derivatives originating from conflict regions that directly or indirectly finance or benefit armed groups,

(iv)	a conflict minerals policy as described below, and

(v)
a team of Company employees, consisting of senior operations, engineering, QA, regulatory compliance and legal personnel, that oversees implementation of the Company's conflict minerals compliance strategy. In addition, senior management of the Company, including the Senior Vice President Excellence and Quality and Reliability, VP of Procurement and the Senior Vice President, Chief Legal Officer and Corporate Secretary, are briefed on a regular basis by the Company’s Corporate Compliance Officer about conflict minerals compliance efforts.

The code of ethics for suppliers and the conflict minerals policy are each available at: https://towersemi.com/about/corporate-social-responsibility-esg/social-supply-chain/. Suppliers are required as part of the terms and conditions of their supply with the Company to comply with each such policy.

The Company’s conflict minerals policy states, in part, that the Company:

•	Avoids the use of conflict minerals that directly or indirectly finance or benefit armed groups in the Covered Countries;

•
Expects its suppliers to have in place policies and due diligence procedures that will ensure that products and components that they supply containing conflict minerals, including conflict minerals from Covered Countries, are in fact "conflict-free", meaning that they do not directly or indirectly finance or benefit armed groups in Covered Countries;

•	Requires the Company's direct suppliers to provide it with annual declarations regarding their use of conflict minerals (utilizing a format described below);

•	Reserves the right to take appropriate action to enforce its conflict minerals policy, including discontinuing purchases from suppliers that fail to comply; and

•	Is committed to responsible sourcing of conflict minerals throughout its supply chain and to continued compliance with applicable SEC rules and regulations in this area.

The conflict minerals policy also directs any questions about such policy to the Company's Corporate Compliance Officer.

In addition to the measures described above and in order to provide transparency within our supply chain, we have adopted the Conflict Minerals Reporting Template (the "Template” or “CMRT”) to directly survey our suppliers. The CMRT is a standardized survey tool published by the Responsible Minerals Initiative (“RMI”), formerly known as the Conflict-free Sourcing Initiative (“CFSI”). RMI operates the Responsible Mineral Assurance Process (“RMAP”, previously the Conflict Free Smelter Program), a program that identifies smelters and refiners that produce responsibly sourced materials by using third-party auditors to independently verify that these smelters and refiners have systems in place to responsibly source minerals in conformance with RMAP standards.

We also include provisions in our terms and conditions attached to each purchase order we issue that require our suppliers of 3TG Minerals to (i) submit a completed CMRT in January of each year, which covers the previous calendar year, and (ii) supply only conflict-free materials to Tower. Suppliers are encouraged to use only refiners and smelters who are RMAP conformant, and, after receiving completed CMRTs from suppliers, we confirm that such refiners and smelters are in fact designated as RMAP conformant.

All responses from suppliers are recorded and stored in an electronic database and are maintained for a minimum of five years.

(ii)	Identify and Assess Risk in the Supply Chain

We identified two primary risks regarding our suppliers, as follows: (i) not receiving timely or accurate information, and (ii) difficulty in replacing a supplier should we determine that such supplier obtained or appears to have obtained conflict minerals from sources that support armed conflict in the Covered Countries.

Because we do not purchase tungsten and tantalum directly from smelters, refiners or mines and are many steps removed in the supply chain from mining of such tungsten and tantalum, we focus our efforts on surveying our direct suppliers who were required to survey their own suppliers (i.e., our upstream suppliers) in order to receive the required information. As indicated above, we use the Template to conduct such a survey of each of our direct suppliers in order to identify and receive information regarding smelters and refiners of tungsten and tantalum in our supply chain.

Following an annual distribution of the Template to our direct suppliers of tungsten and/or tantalum or any material used in our manufacturing processes that contains tungsten and/or tantalum, we ensure to receive responses with completed CMRT from all of our suppliers. Templates submitted by such direct suppliers are reviewed for reasonableness and for missing or incomplete data, and we contact such direct suppliers as necessary to obtain clarifications or additional information where needed. Thereafter, we compare the smelters or refiners identified by those suppliers in their submitted Templates with the list of facilities designated by RMI as RMAP conformant to ensure compliance.

As disclosed on our website and in our code of ethics for suppliers, our ethics helpline is available for suppliers to report any violations of the law or violations of our codes of ethics.

(iii)	Design and Implement a Strategy to Respond to Identified Risks

Per the Company’s conflict minerals policy, we expect suppliers to have in place due diligence policies and procedures that ensure that materials that it supplies to Tower containing 3TG Minerals are in fact "conflict-free", meaning that they do not directly or indirectly finance or benefit armed groups in the Covered Countries. If at any time the Company is not satisfied with a supplier's Template responses or believes that adequate policies and procedures are not in place, it reserves the right to take appropriate action to enforce its conflict minerals policy, including discontinuing purchases from such suppliers.

In addition, conflict minerals findings are reported regularly to Tower’s Corporate Compliance Officer who is responsible for collecting and reviewing all relevant conflict minerals data and formulating a proposed corporate strategy to address any risks identified by such review.

By taking these steps, we manage the risks associated with our supply chain by:

-	engaging with suppliers to obtain current, accurate and complete information about the suppliers’ supply chains; and

-	encouraging suppliers to implement responsible sourcing and work with smelters and refiners which have obtained a “conflict-free” designation from a third-party auditor such as under RMAP.

Finally, we have established an escalation process to contact suppliers upon obtaining any information that indicates that such suppliers may be sourcing necessary conflict minerals from any of the Covered Countries without a "conflict free" designation. Steps considered by the Company in such instances may include requiring a contracted supplier to find an alternative source for the necessary 3TG Minerals for use in products or components supplied to the Company, or, if appropriate, in light of all relevant circumstances, seeking an alternate source of supply and suspending or terminating the Company’s contractual relationship with such supplier.

(iv)	Carry Out Independent Third-Party Audit of Smelter/Refiner's Due Diligence Practices

The Template provided to our suppliers requests information on the smelters and refiners used to provide the tungsten and tantalum in our products. We do not typically have a direct relationship with smelters and refiners of such minerals and are unable to perform or direct audits of these entities within our supply chain. Instead, we compare information regarding refiners and smelters provided by our suppliers in their Template with lists of refiners and smelters designated by RMI as RMAP conformant in order to ensure compliance.

(v)	Report Annually on Supply Chain Due Diligence

This conflict minerals report is available on our website at https://ir.towersemi.com/financial-information/sec-filings and has also been filed with the SEC.

Results of our Due Diligence Measures

We believe that following the OECD Guidance and usage of the Template RMAP represents reasonable and reliable ways to gather information on the source of conflict minerals in our products.

Inherent Limitations on Due Diligence Measures

Our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals in our products. Our due diligence processes are based on the data received from our direct suppliers of tungsten and/or tantalum or any material used in our manufacturing processes that contains tungsten and/or tantalum, which in turn is based on information received by those suppliers seeking similar data within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected through the RMAP and designations made by RMI as part of RMAP, which may not yield accurate and complete information or make accurate designations in all cases.

Supplier Chain Survey Responses

As a result of our survey regarding 2022 activity, the three direct suppliers of tantalum and/or any material used in our manufacturing processes that contains tantalum indicated that their supply chain includes smelters or refiners sourcing from the Covered Countries, as did five of our six direct suppliers of tungsten and/or any material used in our manufacturing processes that contains tungsten. However, each of the smelters and refiners identified by such suppliers as sourcing tantalum or tungsten from Covered Countries has been designated as RMAP conformant.

The table below lists the facilities identified by our direct suppliers which, to the extent known, may have processed the tantalum and/or tungsten used in our products or in our manufacturing processes in 2022. All of the below listed facilities have been designated as RMAP conformant.

Tantalum:

Changsha South Tantalum Niobium Co., Ltd.	CHINA
D Block Metals, LLC	UNITED STATES OF AMERICA
F&X Electro-Materials Ltd.	CHINA
FIR Metals & Resource Ltd.	CHINA
Global Advanced Metals Aizu	JAPAN
Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Jiangxi Tuohong New Raw Material	CHINA
JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Jiujiang Tanbre Co., Ltd.	CHINA
Materion Newton Inc.	UNITED STATES OF AMERICA
Metallurgical Products India Pvt., Ltd.	INDIA
Mitsui Mining and Smelting Co., Ltd.	JAPAN
Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
NPM Silmet AS	Estonia
TANIOBIS Co., Ltd.	THAILAND
TANIOBIS GmbH	GERMANY
TANIOBIS Japan Co., Ltd.	JAPAN
TANIOBIS Smelting GmbH & Co. KG	GERMANY
Telex Metals	UNITED STATES OF AMERICA
Ulba Metallurgical Plant JSC	KAZAKHSTAN
XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA

Tungsten:

A.L.M.T. Corp.	JAPAN
Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Fujian Ganmin RareMetal Co., Ltd.	CHINA
Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Guangdong Xianglu Tungsten Co., Ltd.	CHINA
H.C. Starck Tungsten GmbH	GERMANY
Hunan Chenzhou Mining Co., Ltd.	CHINA
Hunan Jintai New Material Co., Ltd.	CHINA
Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CHINA
Japan New Metals Co., Ltd.	JAPAN
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Kennametal Huntsville	UNITED STATES OF AMERICA
Lianyou Metals Co., Ltd.	Taiwan, Province Of China
Malipo Haiyu Tungsten Co., Ltd.	CHINA
Masan High-Tech Materials	VIET NAM
Niagara Refining LLC	UNITED STATES OF AMERICA
TANIOBIS Smelting GmbH & Co. KG	GERMANY
Wolfram Bergbau und Hutten AG	Austria
Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Xiamen Tungsten Co., Ltd.	CHINA
Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA

In addition, our suppliers provided us with information regarding the countries of origin of the tantalum and tungsten supplied by certain of the above smelters and refiners, a list of which is provided below. Our suppliers did not provide specific country of origin information for certain smelters and refiners. Due to the incompleteness of this information, Tower is unable at this time to determine and describe in this report a complete list of specific countries of origin of such conflict minerals.

Angola-
Argentina-
Australia-
Austria-
Belgium-
Bolivia-
Brazil-
Burundi-
Cambodia-
Canada-
Central African Republic-
Chile-
China-
Colombia-
Democratic Republic of Congo-
Djibouti-
Ecuador-
Egypt-
Estonia-
Erithrea
Ethiopia-
France-
Georgia
Germany-
Ghana-
Guinea-
Guyana-

Hungary-
India-
Indonesia-
Ireland-
Israel-
Italy-
Japan-

Katanga-
Kazakhstan-

Korea-
Lichtenstein
Luxembourg-
Madagascar-
Malaysia-

Mexico-
Mongolia-
Mozambique-
Myanmar-
Namibia-
Netherlands-
Nigeria-
Panama
Papua New Guinea-
Peru-

Philippines-
Portugal-
Russian Federation-
Rwanda-
Saudi Arabia
Sierra Leone-
Singapore-

Slovenia-
South Africa-
South Sudan-
Spain-
Sudan-
Suriname-
Switzerland-
Taiwan-
Tanzania-
Thailand-
Turkey

United Kingdom-
United States-
Vietnam-
Zambia-
Zimbabwe-

Future Due Diligence Measures

For the calendar year ending December 31, 2022, we have engaged in the due diligence process described above. We will also continue to attempt to validate supplier responses using information collected through independent conflict-free smelter validation programs, such as that of RMAP, and will take measures as needed to address any potential risks that are identified through these due diligence efforts.

This Form SD and conflict minerals report includes certain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The use of the words “projects,” “expects,” “may,” “plans” or “intends,” or words of similar import, identifies a statement as “forward-looking”. There can be no assurance, however, that actual results will not differ materially from our expectations or projections.